As filed with the Securities and Exchange Commission on February 18, 2011

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CHEROKEE INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	95-4182437
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

6835 Valjean Avenue

Van Nuys, CA 91406

(818) 908-9868

 (Address, Including Zip Code and Telephone Number,

Including Area Code, of Registrant’s Principal Executive Offices)

Mark DiSiena

Chief Financial Officer

6835 Valjean Avenue

Van Nuys, CA 91406

(818) 908-9868

 (Name, Address, Including Zip Code and Telephone Number,

Including Area Code, of Agent for Service)

Copy to:

Scott M. Stanton, Esq.

Morrison & Foerster LLP

12531 High Bluff Drive, Suite 100

San Diego, California 92130

(858) 720-5100

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b2 of the Exchange Act.

☐ Large accelerated filer	☒ Accelerated filer
☐ Non-accelerated filer (Do not check if a smaller reporting company)	☐ Smaller reporting company

CALCULATION OF REGISTRATION FEE

	Amount to be		Proposed Maximum		Proposed Maximum		Amount of
Title of Securities to be Registered	Registered (1)		Offering Price per share		Aggregate Offering Price		Registration Fee (2)
Common Stock, par value $.02 per share	81,967 shares		$16.98	(3)	$1,391,799.66	(3)	$161.59
Common Stock, par value $.02 per share	300,000 shares	(4)	$18.30	(5)	$5,490,000.00	(5)	$637.39
Total	381,967 shares				$6,881,799.66		$798.98
(1)

In the event of a stock split, stock dividend, or similar transaction involving Cherokee’s common stock, in order to prevent dilution, the number of shares registered shall automatically be increased to cover the additional shares in accordance with Rule 416(a) under the Securities Act of 1933.

(2)	Calculated in accordance with Rule 457(o) under the Securities Act of 1933.

(3)

The price per share and aggregate offering price are estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) and based upon the average of the high and low prices reported by the NASDAQ Global Select Market on February 15, 2011.

(4)	Represents shares of common stock issuable upon the exercise of a stock option granted pursuant to a non-plan stock option agreement.

(5)	The price per share and aggregate offering price are calculated on the basis of $18.30, the exercise price of the shares subject to the outstanding non-plan stock option agreement.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL HEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING STOCKHOLDER MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

SUBJECT TO COMPLETION, DATED FEBRUARY 18, 2011

PROSPECTUS

CHEROKEE INC.

81,967 SHARES OF COMMON STOCK

300,000 SHARES OF COMMON STOCK ISSUABLE UPON EXERCISE OF A STOCK OPTION

Our common stock is traded on the NASDAQ Global Select Market under the symbol “CHKE.” On February 17, 2011, the closing price of our common stock was $17.14.

This prospectus relates to an aggregate of:

(i)                                     the resale of up to 81,967 shares of our common stock, par value $.02 per share, currently held by Henry Stupp, our current Chief Executive Officer (the “Selling Stockholder” or “Mr. Stupp”); and

(ii)                                  the issuance of up to 300,000 shares of our common stock, par value $.02 per share, upon the exercise of a stock option held by the Selling Stockholder (the “Option”), and the resale of such shares of common stock.

The Selling Stockholder or his pledgees, donees, transferees or successors-in-interest may offer and sell or otherwise dispose of the shares of common stock described in this prospectus from time to time through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices. The Selling Stockholder will bear all commissions and discounts, if any, attributable to the sales of shares. We will bear all other costs, expenses and fees in connection with the registration of the shares. See “Plan of Distribution” beginning on page 10 for more information about how the Selling Stockholder may sell or dispose of his shares of common stock.

We will not receive any proceeds from the sale of shares of common stock held by the Selling Stockholder.  We may receive proceeds from the exercise of the Option of up to $5,490,000, which assumes that the Option is exercised in full for cash.

The 81,967 shares currently held by the Selling Stockholder are subject to certain resale restrictions applicable to the Selling Stockholder. In addition, the Selling Stockholder’s ability to exercise the Option is subject to certain vesting restrictions. See the description below of such resale and vesting restrictions under the heading “Selling Stockholder - Limitations on the Selling Stockholder’s Ability to Transact in Cherokee’s Securities”.

INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE “RISK FACTORS” BEGINNING ON PAGE 2.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is        , 2011.

i

ABOUT THIS PROSPECTUS

You should rely only on the information contained or incorporated by reference in this prospectus. We have not, and the Selling Stockholder has not, authorized anyone to provide you with information different from that contained in this prospectus. The Selling Stockholder is offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where it is lawful to do so. The information in this prospectus is accurate only as of the date of this prospectus and any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or any sale of our common stock.

ABOUT CHEROKEE

Cherokee Inc. (which may be referred to as we, us, our or the Company) is in the business of marketing and licensing the Cherokee, Sideout and Carole Little brands and related trademarks and other brands we own or represent. We are one of the leading licensors of brand names and trademarks for apparel, footwear and accessories in the world.

We own several trademarks, including Cherokee®, Sideout®, Sideout Sport®, Carole Little®, CLII®, Saint Tropez-West®, Chorus Line®, All That Jazz®, Molly Malloy® and others.  As of October 30, 2010, we had twenty-seven continuing license agreements covering both domestic and international markets.  As part of our business strategy, we frequently evaluate other brands and trademarks for acquisition into our portfolio.

In addition to licensing our own brands, we also assist other brand-owners, companies, wholesalers and retailers in identifying licensees or licensors for their brands or stores.

We operate on a 52 or 53 week fiscal year ending on the Saturday nearest to January 31 in order to better align us with our licensees who generally also operate and plan using such a fiscal year.  This results in a 53 week fiscal year approximately every four or five years.  We do not believe that the extra week in the occasionally reported 53 week fiscal year results in any material impact on our financial results.

Cherokee was incorporated in Delaware in 1988. Our principal executive offices are located at 6835 Valjean Avenue, Van Nuys, California 91406, telephone (818) 908-9868.

RISK FACTORS

Our business is subject to various risks, including those described below. You should carefully consider these risk factors, together with all of the other information included in this prospectus and the risk factors set forth under the heading “Risk Factors” in our future filings under the Securities Exchange Act of 1934, as amended, which are incorporated by reference into this prospectus. For more information, see the section entitled “Documents We Have Incorporated by Reference.” Any of these risks could materially adversely affect our business, operating results and financial condition.

Our business is subject to intense competition.

Royalties paid to us under our licensing agreements are generally based on a percentage of our licensee’s net sales of licensed products.  Cherokee, Carole Little and Sideout brand footwear, apparel, and accessories, which are manufactured and sold by both domestic and international wholesalers and retail licensees, are subject to extensive competition by numerous domestic and foreign companies.  Such competitors with respect to the Cherokee brand include independent brands such as Levi Strauss & Co., The Gap, Old Navy, Martha Stewart Living Omnimedia Inc., Liz Claiborne, Iconix Brand Group, and VF Corp., and private label brands developed by retailers such as Faded Glory, Arizona, and Route 66. Competitors with respect to the Sideout brand include Quiksilver, Nike and other active wear companies.  Factors which shape the competitive environment include quality of garment construction and design, brand name, style and color selection, price and the manufacturer’s ability to respond quickly to the retailer on a national basis.  In recognition of the increasing trend towards consolidation of retailers and greater emphasis by retailers on the manufacture of private label merchandise, in the United States our business plan focuses on creating strategic alliances with major retailers for their sale of products bearing our brands through the licensing of our trademarks directly to retailers. Therefore, our degree of success is dependent on the strength of our brands, consumer acceptance of and desire for our brands, our licensees’ ability to design, manufacture and sell products bearing our brands and to respond to ever-changing consumer demands, and any significant failure by our licensees to do so could have a material adverse effect on our business prospects, financial condition, results of operations and liquidity. We cannot control the level of resources that our licensees commit to supporting our brands, and our licensees may choose to support other brands to the detriment of ours.

Further, there are numerous risk factors that apply to the businesses of retailers that can affect their level of sales of products that carry our brands.  Any decline in sales by our licensees can adversely affect our revenues.  Factors that may adversely affect retailers include the following: weather; changes in the availability or cost of capital; shifts in the seasonality of shopping patterns; labor strikes or other work interruptions including work interruptions that impact supply chains and transport vendors; the impact of excess retail capacity; changes in the cost of accepting various payment methods and changes in the rate of utilization of these payment methods; material acquisitions or dispositions; investments in new business strategies; the success or failure of significant new business ventures or technologies; actions taken or omitted to be taken by legislative, regulatory, judicial and other governmental authorities and officials; and natural disasters, the outbreak of war, acts of terrorism or other significant national or international events.  The risks associated with our business are more acute during periods of economic slowdown or recession.  In addition to other consequences, these periods may be accompanied by decreased consumer spending generally, as well as decreased demand for, or additional downward pricing pressure on, the products carrying our brands.  Accordingly, any prolonged economic slowdown or a lengthy or severe recession with respect to either the U.S. or the global economy is likely to have a material adverse effect on our results of operations, financial condition and business prospects.  As a result, given the deteriorating position of the U.S. and global economy, as well as the decreasing purchasing power of consumers, we expect that our business will continue to suffer for so long as, and to the extent that, such adverse economic conditions exist.

In addition, other companies owning established trademarks could also enter into similar arrangements with retailers.

Our business is largely dependent on royalties from two licensees, Target Stores and Tesco, which each accounted for 40.6% and 36.9%, respectively, of our consolidated licensing revenues in our fiscal year ended January 30, 2010 (“Fiscal 2010”), and accounted for 41.4% and 29.7%, respectively, of our nine month period ended October 30, 2010 (“Nine Months”) licensing revenues.

During Fiscal 2010, 40.6% of our licensing revenues were generated from Target and 36.9% of our licensing revenues were generated from Tesco.  For the Nine Months, 41.4% and 29.7%, respectively, of our licensing revenues were generated from Target Stores and Tesco.  We could suffer substantially decreased royalty revenues and cash flow under the Restated Target Agreement if Target were to reduce its sales of Cherokee branded products while continuing to pay the minimum royalties of $9.0 million per fiscal year required under such agreement.  The termination of either the Restated Target Agreement or the Tesco Agreement would have a material adverse effect upon our revenues and cash flow if we were unable to replace these royalty streams in a timely manner.  We are unsure whether we would be able to replace the royalty payments received from Target and Tesco.  Together, these two licensees accounted for 77.5% of our consolidated licensing revenues in Fiscal 2010 and accounted for 71.1% of our consolidated licensing revenues in our Nine Months.

We are dependent on our intellectual property and we cannot assure you that we will be able to successfully protect our rights.

We hold various trademarks including Cherokee, Sideout, Carole Little and others in connection with apparel, footwear and accessories. These trademarks are vital to the success and future growth of our business. These trademarks are registered with the United States Patent and Trademark Office and in numerous other countries. We also hold several trademark applications for Cherokee and Sideout in several countries. There can be no assurance that the actions taken by us to establish and protect our trademarks and other proprietary rights will prevent imitation of our products or infringement of our intellectual property rights by others, or prevent the loss of licensing revenue or other damages caused thereby. In addition, the laws of several countries in which we have licensed our intellectual property may not protect our intellectual property rights to the same extent as the laws of the United States. Despite our efforts to protect our intellectual property rights, unauthorized parties may attempt to copy aspects of our intellectual property, which could have a material adverse effect on our business prospects, financial condition, results of operations and liquidity. In the future we may be required to assert infringement claims against third parties, and there can be no assurance that one or more parties will not assert infringement claims against us.  Any resulting litigation could result in significant expense and divert the efforts of our management personnel whether or not such litigation is determined in our favor.

We are dependent on our key management personnel and we recently appointed a new Chief Executive Officer and a new Chief Financial Officer.

Our success is highly dependent upon the continued services of our key executives, including, Henry Stupp, our Chief Executive Officer (and the Selling Stockholder named in this prospectus), Howard Siegel, our President and Chief Operating Officer and Mark DiSiena, our Chief Financial Officer.  We have a limited number of employees and Mr. Stupp’s and our other executives’ leadership and experience in the apparel licensing industry is important to the successful implementation of our business and marketing strategy. We do not carry key person life insurance covering any of our executives. The loss of the services of Mr. Stupp or our other key executives could have a material adverse effect on our business prospects, financial condition, results of operations and liquidity.  In addition, on August 26, 2010, we experienced a transition in our executive management team, in connection with the appointment of Henry Stupp as our Chief Executive Officer and the appointment of our former Chief Executive Officer, Robert Margolis, as our Executive Chairman, who resigned from Cherokee on January 28, 2011. Further, on November 5, 2010 we announced that our former Chief Financial Officer, Russell J. Riopelle, would be leaving Cherokee in mid December.  On November 11, 2010, we announced that we hired Mark DiSiena, who replaced Mr. Riopelle as our Chief Financial Officer following Mr. Riopelle’s departure from Cherokee on December 17, 2010. Our former Executive Chairman, Robert Margolis’ resigned from Cherokee on January 28, 2011.  Neither Mr. Stupp nor Mr. DiSiena has worked with our existing executive management team prior to their joining us last year.  We cannot assure you that either of these management transitions will not result in some disruption of our business. If either our new Chief Executive Officer or our new Chief Financial Officer is unable to work with our existing management team to implement our strategies, manage our operations and accomplish our objectives, our business, operations and financial results could be impaired.

We recently consummated a debt financing of $10,000,000 in principal in order to enable us to meet our payment obligations to our former Executive Chairman.

In connection with the resignation of our former Executive Chairman, Robert Margolis, on January 28, 2011, we entered into a Separation Agreement and General Release of all Claims (the “Separation Agreement”), with Mr. Margolis.  Pursuant to the Separation Agreement, (i) on February 17, 2011, we paid Mr. Margolis a lump sum payment equal to $2,260,000 and (ii) Mr. Margolis will be paid his annual performance bonus for Cherokee’s fiscal year ended January 29, 2011(“Fiscal 2011”) in accordance with that certain Second Revised and Restated Management Agreement, dated as of November 29, 1999, by and between The Newstar Group d.b.a. The Wilstar Group (“Wilstar”) and Cherokee, as amended by that certain First Amendment to the Second Revised and Restated Management Agreement, dated as of August 28, 2007, by and between Wilstar and Cherokee, and further amended by that certain Second Amendment to the Second Revised and Restated Management Agreement, dated as of April 23, 2010, by and between Wilstar and Cherokee, which amount is expect to be approximately $2.2 million and is to be paid in March 2011.  In addition, pursuant to the Separation Agreement, on February 7, 2011, we repurchased 400,000 shares (the “Repurchase Shares”) of our Common Stock for aggregate proceeds of $7,260,000.  As payment for the Repurchase Shares, we issued promissory notes to affiliates of Mr. Margolis in the principal amount of $7,260,000 (collectively, the “Margolis Notes”).  The Margolis Notes bore interest at an annual rate of 3% and were repaid by us in full on February 17, 2011.

In order to repay the Margolis Notes and meet our other obligations to Mr. Margolis under the Separation Agreement, on February 16, 2011, we entered into a term loan agreement with U.S. Bank (the “Bank”) pursuant to which we borrowed $10,000,000 in principal (the “Loan Facility”) and which bears interest at a floating rate equal to either (i) the Bank’s prime rate minus 0.25% or (ii) 2.75% plus the 1, 2 or 3 month LIBOR rate.  The Loan Facility is to be repaid in equal monthly installments of $277,778 over the next three years following the date of the loan.  The Loan Facility is secured by all of Cherokee’s assets and guaranteed by Cherokee’s wholly owned subsidiary, Spell C. LLC.

We may not pay dividends regularly or at all in the future.

Although we have paid dividends during each quarter since December 2003, and including during each quarter of Fiscal 2010 and Fiscal 2011, our Board of Directors may reduce or discontinue dividends at any time for any reason it deems relevant and there can be no assurances that we will continue to generate excess cash to pay dividends, or that we will continue to pay dividends with such excess cash if other, more compelling business opportunities are available, as determined by our Board of Directors.  Our ability to generate excess cash from our operations in the future is dependent upon a variety of factors, including Cherokee’s financial condition, results of operations, cash flow, capital requirements and other factors.  In Fiscal 2010, we paid a total of $17.6 million in dividends, which was materially greater than our net income of $12.6 million for Fiscal 2010.  On January 26, 2010, we announced that we reduced our future quarterly dividend payment from $0.50 per share to $0.38 per share.  In Fiscal 2011, we paid a total of $13.4 million in dividends, which exceeds our expected net income for Fiscal 2011.  In recognition of the fact that our payment of dividends could not continue at historical levels beyond Fiscal 2011 unless cash flow from operations increases substantially, on January 31, 2011, we announced that we further reduced our future quarterly dividend payment from $0.38 per share to $0.20 per share, which more closely aligned our dividend payments with our expected cash flow from operations while allowing us to retain a portion of our cash flow to satisfy our debt obligations and to invest in our business. We have accrued $ $1,699,230.80 for payment of the dividend announced on January 31, 2010, which is to be paid on or about March 15, 2011, to stockholders of record on March 1, 2011.  Should our future dividend payments exceed our cash from operations, our Board of Directors may elect to further reduce or eliminate future dividend payments.  Furthermore, should the dividend tax laws change such that taxes on dividends become higher than they currently are, or should we decide to use our excess cash to make acquisitions of complimentary business or brands or for other reasons, we may further reduce or eliminate the dividends we pay to our stockholders in favor of other ways to increase value for our stockholders.

The trading price of our stock may be volatile.

The trading price of our common stock is likely to be subject to fluctuations as a result of various factors impacting our business, including (i) our financial results, (ii) announcements by us, our retail partners or by our competitors, as applicable, regarding or affecting the retail environment either domestically or internationally, our existing license agreements, our existing brand representations, new license agreements, new brand representations or strategic alliances or other agreements, (iii) recruitment or departure of key personnel, (iv) changes in the estimates of our financial results or changes in the recommendations of any securities analysts that elect to follow our common stock, and (v) market conditions in the retail industry and the economy as a whole.

Our Certificate of Incorporation allows our Board of Directors to issue up to 1,000,000 shares of “blank check” preferred stock.

Our Certificate of Incorporation allows our Board of Directors to issue up to 1,000,000 shares of “blank check” preferred stock, without action by our stockholders.  Such shares of preferred stock may be issued on terms determined by our Board of Directors, and may have rights, privileges and preferences superior to those of our common stock.  Without limiting the foregoing, (i) such shares of preferred stock could have liquidation rights that are senior to the liquidation preference applicable to our common stock, (ii) such shares of preferred stock could have voting or conversion rights, which could adversely affect the voting power of the holders of our common stock and (iii) the ownership interest of holders of our common stock will be diluted following the issuance of any such shares of preferred stock.

FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference in this prospectus include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Act”), and Section 21E of the Securities Exchange Act of 1934, as amended. We have based these forward-looking statements on our current expectations and projections about future events. Our actual results could differ materially from those discussed in, or implied by, these forward-looking statements.   When used, the words “anticipates”, “believes”, “estimates”, “objectives”, “goals”, “aims”, “hopes”, “may”, “likely”, “should” and similar expressions are intended to identify such forward-looking statements. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements. Forward-looking statements include, but are not necessarily limited to, those relating to: statements regarding our goals or expectations regarding our future revenues and earnings, the likelihood of increased retail sales by our current and future licensees, such as Target and Tesco, the likelihood that our licensees will achieve royalty rate reductions, our prospects for obtaining new licensees and our prospects for obtaining new brands to acquire or represent. Forward-looking statements involve known and unknown risks and uncertainties that may cause our actual results, performance, achievements or share price to be materially different from any future results, performance, achievements or share price expressed or implied by any forward-looking statements. Such risks and uncertainties include, but are not limited to, the financial condition of the apparel industry and the retail industry, the overall level of consumer spending, the effect of intense competition we face from other apparel lines both within and outside of Target and Tesco, adverse changes in licensee or consumer acceptance of products bearing the Cherokee or our other brands as a result of fashion trends or otherwise, our ability to protect our intellectual property rights, the ability and/or commitment of our licensees to design, manufacture and market Cherokee or our other branded products, our dependence on two licensees for a substantial portion of our revenues, our dependence on our key management personnel and our recent appointment of our new Chief Executive Officer and our new Chief Financial Officer, any adverse determination of claims, liabilities or litigation, our payment or non-payment of dividends in future periods, and the possibility that we may not be able to secure financing to meet our payment obligations to our former Executive Chairman, Robert Margolis. You should understand that it is not possible to predict or identify all risks and uncertainties and you should not consider the risks and uncertainties identified by us to be a complete set of all potential risks or uncertainties that could materially affect us. You should not place undue reliance on the forward-looking statements we make herein because some or all of them may turn out to be wrong. We undertake no obligation to update any of the forward-looking statements contained herein to reflect future events and developments.  We advise you to consult the cautionary discussion of risks and uncertainties under the section captioned “Risk Factors” contained elsewhere in this prospectus in its entirety. These are factors that we think could cause our actual results to differ materially from expected results. Other factors besides those listed could also adversely affect us. Given these risks, uncertainties and other important factors, you should not place undue reliance on these forward-looking statements. Also, these forward-looking statements represent our estimates and assumptions only as of the date such forward-looking statements are made. This discussion is provided as permitted by the Private Securities Litigation Reform Act of 1995.

USE OF PROCEEDS

We are filing the registration statement of which this prospectus is a part under our contractual obligations to the holder named in the section entitled “Selling Stockholder.” We will not receive any of the proceeds from resale of these shares of common stock by the Selling Stockholder. We may receive proceeds from the exercise of the Option of up to $5,490,000, which assumes that the Option is exercised in full for cash.  All of such proceeds, if any, will be used for general corporate purposes. The actual amount of proceeds we receive from exercise of the Option will depend on what portion of the Option is exercised and the manner in which it is exercised.  The Selling Stockholder will pay any underwriting discounts and commissions and expenses incurred by the Selling Stockholder for brokerage, accounting, tax or legal services or any other expenses incurred by the Selling Stockholder in disposing of the shares. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus, including, without limitation, all registration and filing fees, and fees and expenses of our counsel and our independent registered public accounting firm.

DETERMINATION OF OPTION EXERCISE PRICE

The offering price for the shares issuable upon exercise of the Option is $18.30, which was established at the time the Option was issued on August 26, 2010 and which represents the closing price of our common stock as listed on the NASDAQ Global Select Market on such date.

SELLING STOCKHOLDER

The Selling Stockholder, Mr. Henry Stupp, is our current Chief Executive Officer and is a member of our Board of Directors.

Summary of our Employment Agreement with the Selling Stockholder

Mr. Stupp’s services are provided to us pursuant to an Employment Agreement, dated August 26, 2010, as amended by the Amendment to Employment Agreement, dated January 28, 2011 (as amended, the “Employment Agreement”).  Pursuant to the Employment Agreement, on August 26, 2010, Mr. Stupp purchased 81,967 shares of our common stock at a per share price of $18.30 (which was equal to the closing price of Cherokee’s common stock on such date), for aggregate proceeds of $1,500,000 (the “Shares”).  The sale of the Shares was made pursuant to the exemption from registration provided by Section 4(2) of the Act, including pursuant to Rule 506 thereunder (as Mr. Stupp is an “accredited investor” under Rule 506 and the sale was made without any form of general solicitation and with full access to any information requested by Mr. Stupp regarding Cherokee or its common stock).  This prospectus relates in part to the resale of the Shares.  Pursuant to the Employment Agreement, Mr. Stupp agreed to purchase, and Cherokee agreed to sell, in two installments to occur on or before July 31, 2011 and on or before January 31, 2012, that number of additional shares of Cherokee’s common stock equal to $400,000, divided by the closing sale price of Cherokee’s common stock on the date of such purchase and sale, for aggregate additional investment proceeds of $800,000 by Mr. Stupp (such additional shares, the “Subsequent Shares”).

Pursuant to the terms of the Employment Agreement, Mr. Stupp is to receive a base salary equal to $350,000 per year.  In addition, beginning for Cherokee’s fiscal year ending January 31, 2012, and for each subsequent fiscal year during the term of the Employment Agreement, Mr. Stupp shall be entitled to receive a performance bonus (the “Performance Bonus”) equal to five percent of Cherokee’s pre-tax income during such fiscal year in excess of a threshold amount of $20,000,000, subject to a maximum of $650,000 per fiscal year.  Mr. Stupp’s services as our Chief Executive Officer are at will.  The Employment Agreement expires as of January 31, 2014, unless earlier terminated by Cherokee or by Mr. Stupp or extended by mutual agreement. Pursuant to the Employment Agreement, Cherokee has agreed to certain indemnification obligations to Mr. Stupp related to his service to Cherokee in his capacity as an officer or director of Cherokee.

Pursuant to the Employment Agreement, in the event that Mr. Stupp’s employment is terminated by Cherokee without cause during the first twelve months of his service as our Chief Executive Officer, Mr. Stupp will be paid an amount equal to $175,000. The Employment Agreement also provides that Mr. Stupp will be paid an amount equal to $300,000 in the event that Cherokee terminates Mr. Stupp’s employment without cause within three months prior to or twelve months following a change in control of Cherokee which occurs on or before August 26, 2011.  Pursuant to the Employment Agreement, if Mr. Stupp’s employment is terminated by Cherokee without cause at any time after the first twelve months of his service as our Chief Executive Officer, then he shall be paid an amount equal to twelve months of his then-current base salary, which currently equals $350,000.

Pursuant to the Employment Agreement, Cherokee has agreed to file with the SEC a registration statement, or registration statements if necessary, on an appropriate form(s) to effect the registration for resale of the shares purchased by Mr. Stupp pursuant to the Employment Agreement and the shares of Common Stock that may be acquired upon exercise of the Option (as described below).

Summary of our Stock Option Agreement with the Selling Stockholder

On August 26, 2010, we granted Mr. Stupp the Option to purchase up to 300,000 shares of our common stock pursuant to a Stock Option Agreement (the “Stock Option Agreement”) as an inducement grant outside of Cherokee’s 2006 Incentive Award Plan (the “2006 Plan”).  The Stock Option Agreement was entered into as an inducement material for Mr. Stupp to enter into employment with Cherokee.   While the grant of the Option was made outside of the 2006 Plan, the grant is consistent with applicable terms of the 2006 Plan.  This prospectus relates in part to the issuance by us of up to 300,000 shares of our common stock upon the exercise of the Option pursuant to the Stock Option Agreement, and the resale of such shares of common stock.

The Option has an exercise price of $18.30 per share, which was the closing price of Cherokee’s common stock on the Nasdaq Global Select Market on the date of grant.  The Option vests in five equal annual installments beginning on January 31, 2012, and vesting in four additional increments on each yearly anniversary thereafter.   In addition, in the event of a change in control of Cherokee, an additional twenty percent of the total shares subject to the Option shall vest.  The Option has a term of six years and will be forfeited if not exercised before the expiration of the term.  The Option is not transferrable and is not exercisable by anyone other than Mr. Stupp during Mr. Stupp’s lifetime. In addition, in the event that Mr. Stupp does not comply with his obligation under the Employment Agreement to purchase the Subsequent Shares, then up to 150,000 shares subject to the Option shall instead be forfeited in installments of 75,000 in the event that the investments in the Subsequent Shares by Mr. Stupp pursuant to the Employment Agreement do not occur on or before July 31, 2011 and January 31, 2012, respectively, and the vesting schedule will be proportionally adjusted.  If Mr. Stupp’s service to Cherokee is terminated for any reason, the Option shall cease vesting upon such termination.

Only that portion of the Option that has vested may be exercised. The Option must be exercised for cash, however, Cherokee’s Compensation Committee may in its sole and absolute discretion (i) allow a delay in payment up to thirty (30) days from the date the Option, or portion thereof, is exercised; (ii) allow payment, in whole or in part, through the delivery of shares of Cherokee’s common stock which have been owned by Mr. Stupp for at least six months, duly endorsed for transfer to Cherokee with a fair market value on the date of delivery equal to the aggregate exercise price of the Option or exercised portion thereof; (iii) allow payment, in whole or in part, through the surrender of shares of Cherokee’s common stock then issuable upon exercise of the Option having a fair market value on the date of Option exercise equal to the aggregate exercise price of the Option or exercised portion thereof; (iv) allow payment, in whole or in part, through the delivery of a notice that Mr. Stupp has placed a market sell order with a broker with respect to shares of Common Stock then issuable upon exercise of the Option, and that the broker has been directed to pay a sufficient portion of the net proceeds of the sale to Cherokee in satisfaction of the Option exercise price, provided that payment of such proceeds is then made to Cherokee upon settlement of such sale; or (v) allow payment through any combination of the consideration provided in the foregoing subparagraphs (ii), (iii) and (iv) described above.

Additional Investment Made by the Selling Stockholder in our Common Stock

On February 17, 2011, Mr. Stupp, with Cherokee’s prior consent, acquired a total of 10,000 shares of Cherokee’s common stock for aggregate proceeds of $181,500 from Cherokee’s former Executive Chairman, Robert Margolis, which transaction was made in satisfaction of Cherokee’s obligation to purchase such shares from Mr. Margolis.

Limitations on the Selling Stockholder’s Ability to Transact in Cherokee’s Securities

Pursuant to the Employment Agreement, Mr. Stupp agreed that, without the prior written consent of Cherokee’s Board of Directors, he will not sell or otherwise transfer or dispose of, directly or indirectly, any of the shares acquired pursuant to the Employment Agreement (the “Lock-Up”); provided, however, that from and after January 31, 2012, 33.3% of such Shares shall be released from the Lock-Up, and 66.6% of such Shares (inclusive of the 33.3% released on January 31, 2012) shall be released from the Lock-Up on January 31, 2013 and all of such Shares shall be released from the Lock-Up on January 31, 2014; provided, further, that all of such shares shall be released from the Lock-Up as follows:  (i) immediately following Mr. Stupp’s termination without cause by Cherokee if such termination occurs on or before August 26, 2011; or (ii) 3 months following Mr. Stupp’s voluntary resignation (at any time during the term of the Employment Agreement); or (iii) 3 months following termination without cause by Cherokee which occurs after August 26, 2011; or (iv) 6 months following any termination for cause by Cherokee.  Notwithstanding the foregoing, Mr. Stupp shall be permitted to use the shares acquired pursuant to the Employment Agreement as collateral for personal loans, provided that the total amount of any loans collateralized by such shares shall not exceed 50% of the value of all shares purchased pursuant to the Employment Agreement; provided further, that Mr. Stupp shall be obligated to satisfy any margin or pledge calls or demands by using other assets and any sale of any shares acquired pursuant to the Employment Agreement must be made in compliance with the restrictions described above as well as applicable law and Cherokee policies.

In addition, as Mr. Stupp is an executive officer of Cherokee, all shares owned by Mr. Stupp are subject to any and all additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3 of the Exchange Act) that are requirements for the application of such exemptive rule.

Information Regarding the Selling Stockholder’s Interest in Cherokee

The following table sets forth the name of the Selling Stockholder, the number of shares of common stock owned beneficially by the Selling Stockholder as of February 18, 2011, the number of shares which may be offered pursuant to this prospectus and the number of shares to be owned by the Selling Stockholder after this offering. In the aggregate, the Selling Stockholder may sell up to 381,967 shares of our common stock pursuant to this prospectus, which includes a total of 300,000 shares of our common stock which may be issued upon exercise of the Option. Since the Selling Stockholder may offer all, some or none of his common stock, no definitive estimate as to the number of shares thereof that will be held by the Selling Stockholder after the offering can be provided. Information concerning the Selling Stockholder may change from time to time and, when necessary, any changed information will be set forth in a prospectus supplement to this prospectus. We are registering the above-referenced shares to permit the Selling Stockholder and his pledgees, donees, transferees or other successors-in-interest that receive his shares after the date of this prospectus to resell or otherwise dispose of the shares in the manner contemplated under “Plan of Distribution” below.

To our knowledge, the Selling Stockholder has sole voting and investment power with respect to all shares of common stock beneficially owned by him. This information is based upon information provided by the Selling Stockholder.

			Maximum Number of
	Total		Shares Available		Shares Owned
	Number of		Pursuant to this		After Offering	Percentage
Name	Shares Held		Prospectus		(1)	(2)
Henry Stupp	81,967	(2)	381,967	(3)	10,000	*

*Represents less than 1%.

(1)               Assumes the sale of all shares of common stock offered by this prospectus.

(2)               Does not include the 300,000 shares subject to the Option as none of such shares will be exercisable during the 60 day period following the date of this Prospectus and are therefore not “beneficially owned” by the Selling Stockholder as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

(3)               Includes the 300,000 shares subject to the Option.

PLAN OF DISTRIBUTION

We are registering a total of 381,967 shares of our common stock on behalf of the Selling Stockholder. The Selling Stockholder and any of his pledgees, donees, transferees or other successors-in-interest may, from time to time, sell any or all of the shares of common stock offered hereby on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market prices, at varying prices determined at the time of sale or at negotiated prices. Subject the limitations described above under the heading Selling Stockholder-Limitations on the Selling Stockholder’s Ability to Transact in Cherokee’s Securities, the Selling Stockholder may use any one or more of the following methods when selling shares:

•                  sales on the NASDAQ Global Select Market or any national securities exchange or U.S. inter-dealer system of a registered national securities association on which our common stock may be listed or quoted at the time of sale;

•                  sales in the over-the-counter market;

•                  ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•                  block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•                  purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•                  an exchange distribution in accordance with the rules of the applicable exchange;

•                  privately negotiated transactions;

•                  transactions in which broker-dealers agree with the Selling Stockholder to sell a specified number of such shares at a stipulated price per share;

•                  through the writing of options, whether the options are listed on an option exchange or otherwise;

•                  through the settlement of short sales;

•                  a combination of any such methods of sale; and

•                  any other method permitted pursuant to applicable law.

The Selling Stockholder may also sell the shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. These broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholder and/or the purchasers of shares for whom the broker-dealers may act as agents or to whom they sell as principal or both, which compensation as to a particular broker-dealer might be in excess of customary commissions. Market makers and block purchasers purchasing the shares will do so for their own account and at their own risk. It is possible that the Selling Stockholder will attempt to sell shares of common stock in block transactions to market makers or other purchasers at a price per share which may be below the then market price. The Selling Stockholder cannot assure that all or any of the shares offered in this prospectus will be issued to, or sold by, the Selling Stockholder. The Selling Stockholder and any brokers, dealers or agents, upon effecting the sale of any of the shares offered in this prospectus, may be deemed “underwriters” as that term is defined under the Securities Act or the Exchange Act, or the rules and regulations under such acts.

The Selling Stockholder, alternatively, may sell all or any part of the shares offered in this prospectus through an underwriter. In such event, any commissions received and any profit on the resale of the shares purchased by underwriters may be deemed to be underwriting commissions or discounts under the Securities Act. The maximum commission or discount to be received by any member of the Financial Industry Regulatory Authority or independent broker-dealer will not be greater than 8% of the initial gross proceeds from the sale of any security being sold. To our knowledge, the Selling Stockholder has not entered into any agreement with a prospective underwriter and we cannot assure you that any such agreement will be entered into. If the Selling Stockholder enters into this type of an agreement or agreements, the relevant details will be set forth in a supplement or revision to this prospectus.

The Selling Stockholder and any other persons participating in the sale or distribution of the shares will be subject to applicable provisions of the Exchange Act and the rules and regulations under the Exchange Act, including, without limitation, Regulation M. These provisions may restrict certain activities of, and limit the timing of purchases and sales of any of the shares by, the Selling Stockholder or any other person.

Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to the securities for a specified period of time prior to the commencement of the distributions, subject to specified exceptions or exemptions. All of these limitations may affect the marketability of the shares.

The Selling Stockholder also may sell all or a portion of his shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided it meets the criteria and conforms to the requirements of Rule 144.

The Selling Stockholder may from time to time pledge or grant a security interest in some or all of the shares of common stock owned by it and, if it defaults in the performance of his secured obligations, the pledgees or secured parties may offer and sell shares of common stock from time to time under this prospectus, or under a supplement or amendment to this prospectus. The Selling Stockholder also may transfer the shares of common stock in other circumstances, in which case the transferees, assignees or successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of the common stock or interests therein the Selling Stockholder may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The Selling Stockholder may also sell shares of the common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The Selling Stockholder may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Stockholder may enter into derivative transactions or forward sale agreements on shares of common stock with third parties. In such event, the Selling Stockholder may pledge the shares underlying such transactions to the counterparties under such agreements, to secure the Selling Stockholder’s delivery obligation. The counterparties or third parties may borrow shares of common stock from us, the Selling Stockholder or third parties and sell such shares in a public offering.  This prospectus may be delivered in conjunction with such sales. Upon settlement of such transactions, the Selling Stockholder may deliver shares of common stock to the counterparties that, in turn, the counterparties may deliver to the Selling Stockholder or third parties, as the case may be, to close out the open borrowings of common stock. The counterparty in such transactions will be an underwriter and will be identified in the applicable prospectus supplement.

All of the foregoing transactions are subject to the restrictions described above under the heading “Selling Stockholder - Limitations on the Selling Stockholder’s Ability to Transact in Cherokee’s Securities”.

We have agreed with the Selling Stockholder to use our commercially reasonably efforts to keep the registration statement of which this prospectus constitutes a part effective until the earlier of continuously effective under the Act, until the earlier of (i) the date when all of the shares registered hereby have been sold or (ii) the date when all of such shares may be sold immediately without registration pursuant to Rule 144 promulgated under the Act.

VALIDITY OF THE SECURITIES

Morrison and Foerster LLP, San Diego, California, will pass on the validity of the issuance of the shares of common stock offered by this prospectus.

EXPERTS

The consolidated financial statements of Cherokee appearing in Cherokee’s Annual Report on Form 10-K for the fiscal year ended January 30, 2010, and the effectiveness of internal control over financial reporting as of January 30, 2010, have been audited by Moss Adams LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

MATERIAL CHANGES

As of the date of this prospectus, there have been no material changes in our affairs since January 30, 2010, which have not been described in subsequent reports on Form 10-Q or Form 8-K. See also the section under the heading “Risk Factors” contained elsewhere in this prospectus.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. We make available free of charge on or through our Internet website our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and all amendments to those reports as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. Our Internet website address is www.Cherokee.com. You may read and copy any document we file at the SEC’s public reference room located at Room 1580, 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public at the SEC’s website at http://www.sec.gov.

DOCUMENTS WE HAVE INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with them which means that we can disclose important information to you by referring you to those documents instead of having to repeat the information in this prospectus. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future information filed (rather than furnished) with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this prospectus and the date the Selling Stockholder sells all of the shares, provided, however, that we are not incorporating any information furnished under any of Item 2.02 or Item 7.01 of any current report on Form 8-K (and exhibits filed on such form that are related to such items):

•                  our Annual Report on Form 10-K for the fiscal year ended January 30, 2010, filed with the SEC on April 15th, 2010, which includes audited financial statements for our latest fiscal year;

•                  the portions specifically incorporated by reference into our Annual Report on Form 10-K for the year ended January 30, 2010 from our Definitive Proxy Statement on Schedule 14A, filed with the SEC on May 3rd, 2010;

•                  our Quarterly Report on Form 10-Q for the three month period ended May 1, 2010, filed with the SEC on June 9th, 2010;

•                  our Quarterly Report on Form 10-Q for the three month period ended July 31, 2010, filed with the SEC on September 8th, 2010;

•                  our Quarterly Report on Form 10-Q for the three month period ended October 30, 2010, filed with the SEC on December 8th, 2010;

•                  our current reports on Form 8-K filed with the SEC on February 5, 2010, March 26, 2010, April 19, 2010, April 27, 2010, June 8, 2010, September 1, 2010, September 8, 2010, December 10, 2010, December 22, 2010, January 31, 2011 and February 11, 2011; and

•                  the description of our Common Stock contained in our Statement on Form 10, filed with the SEC on April 24, 1995 pursuant to Section 12(b) or 12(g) of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

All documents we file under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items) after the date of this registration statement and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part of it from the respective dates of filing those documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein modifies or supersedes that statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

We will furnish without charge to you, on written or oral request, a copy of any or all of the documents incorporated by reference, including exhibits to these documents. You should direct any requests for documents to Mark DiSiena, Chief Financial Officer, Cherokee Inc., 6835 Valjean Avenue, Van Nuys, California 91406, telephone (818) 908-9868.

381,967 SHARES OF COMMON STOCK

CHEROKEE INC.

PROSPECTUS

, 2011

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH DIFFERENT INFORMATION. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE OF THIS PROSPECTUS. WE ARE NOT MAKING AN OFFER OF THESE SECURITIES IN ANY STATE WHERE THE OFFER IS NOT PERMITTED.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

The following sets forth the costs and expenses, all of which shall be borne by the Registrant, in connection with the offering of the securities pursuant to this Registration Statement:

Registration Fee	$798.98
Accounting Fees and Expenses	$10,000	*
Legal Fees and Expenses	$15,000	*
Miscellaneous	$1,500	*

Total	$27,298.98

* Estimated

Item 15. Indemnification of Directors and Officers.

Under Section 145 of the Delaware General Corporation Law, the Registrant has broad powers to indemnify its directors and officers against liabilities that they may incur in such capacities, including liabilities under the Securities Act.

The Registrant’s Amended and Restated Certificate of Incorporation limits the liability of directors to the maximum extent permitted by Delaware law.  Delaware law provides that directors of a company will not be personally liable to the company or its stockholders for monetary damages for breach of their fiduciary duties as directors, except liability for (a) any breach of their duty of loyalty to the company or its stockholders, (b) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law or (d) any transaction from which the directors derived an improper personal benefit.

The Registrant’s Bylaws provide for indemnification of its directors, officers, employees and agents to the maximum extent permitted by Delaware law, and that such right of indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent of the Registrant.  The Registrant’s Bylaws also authorize the Registrant to advance funds to a director or officer for costs and expenses (including attorneys’ fees) incurred in a suit or proceeding upon receipt of an undertaking by such director or officer to repay such amounts if it is ultimately determined that he or she is not entitled to be indemnified.

The Registrant has obtained a policy of directors’ and officers’ liability insurance that insures the Registrant’s directors and officers against the cost of defense, settlement or payment of a judgement under certain circumstances.

Item 16. Exhibits.

See Exhibit Index.

Item 17. Undertakings.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

Provided, however, that subparagraphs 1(i), 1(ii) and 1(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is a part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser:

(i)                                     If the Registrant is relying on Rule 430B:

(a)                                                       Each prospectus filed by the Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(b)                                                      Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however , that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii)                                  If the Registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the Registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned Registrant hereby undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)   any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)  any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(iv) any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Van Nuys, State of California, on February 18, 2011.

CHEROKEE INC.

By:	/s/ Henry Stupp

Henry Stupp
Chief Executive Officer
(Principal Executive Officer)

By:	/s/ Mark DiSiena
Mark DiSiena
Chief Financial Officer
(Principal Financial Officer and Principal Accounting Officer)

S-1

POWER OF ATTORNEY

KNOW ALL BY THESE PERSONS PRESENT, that the persons whose signatures appear below do hereby constitute and appoint Henry Stupp and Mark DiSiena, or any of them, with full power of substitution and full power to act without the other, his or her true and lawful attorney-in-fact and agent to act for him or her in his or her name, place and stead, in any and all capacities, to sign a registration statement on Form S-3 and any or all amendments thereto (including without limitation any post-effective amendments thereto), and any registration statement for the same offering that is to be effective under Rule 462(b) of the Securities Act, and to file each of the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same as fully, to all intents and purposes, as they, he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Henry Stupp	Director and Chief Executive Officer (principal executive officer)	February 18, 2011
Henry Stupp

/s/ Mark DiSiena	Chief Financial Officer (principal financial and accounting officer)	February 18, 2011
Mark DiSiena

/s/ Timothy Ewing	Director	February 16, 2011
Timothy Ewing

/s/ Keith Hull	Director	February 16, 2011
Keith Hull

/s/ Dave Mullen	Director	February 16, 2011

Dave Mullen

/s/ Jess Ravich	Director	February 16, 2011
Jess Ravich

S-2

EXHIBIT INDEX

Exhibit No.		Description
3.1	(1)	Amended and Restated Certificate of Incorporation of Cherokee Inc.
3.2	(2)	Amended and Restated Bylaws of Cherokee
4.1		Reference is made to Exhibits 3.1 and 3.2.
5.1		Opinion of Morrison and Foerster LLP. *
10.1	(3)	Employment Agreement, dated as of August 26, 2010, by and between Cherokee and Henry Stupp
10.2	(4)	Stock Option Agreement, dated as of August 26, 2010, by and between Cherokee and Henry Stupp
10.3	(5)	Amendment to Employment Agreement, dated as of January 28, 2011, by and between Cherokee and Henry Stupp
23.1		Consent of Morrison and Foerster LLP (included in Exhibit 5.1).
23.2		Consent of Independent Registered Public Accounting Firm.*
24.1		Power of Attorney (included on the signature page to this Registration Statement).

*Filed herewith.

(1)	Incorporated herein by reference from Exhibit 3.1 of Cherokee’s Quarterly Report on Form 10-Q dated October 28, 2000.

(2)	Incorporated herein by reference from Exhibit 3.1 of Cherokee’s Current Report on Form 8-K dated December 10, 2007.

(3)	Incorporated herein by reference from Exhibit 10.1 of Cherokee’s Current Report on Form 8-K dated August 26, 2010.

(4)	Incorporated herein by reference from Exhibit 10.2 of Cherokee’s Current Report on Form 8-K dated August 26, 2010.

(5)	Incorporated herein by reference from Exhibit 10.3 of Cherokee’s Current Report on Form 8-K dated January 28, 2011.